Exhibit 99.1

Citizens Holding Company Announces Cash Dividend

PHILADELPHIA, Miss.—(BUSINESS WIRE)—May 25, 2022—Citizens Holding Company (NASDAQ:CIZN) announced today that its Board of Directors declared a cash dividend of $0.24 per share payable June 30, 2022, to shareholders of record as of June 16, 2022.

“Today we are announcing our second quarter 2022 dividend of $0.24 per share” said Greg L. McKee, President and Chief Executive Officer. “This dividend will bring the total dividend for 2022 to $0.48 per share of common stock.”

Citizens Holding Company is a one-bank holding company and the parent company of The Citizens Bank of Philadelphia, both headquartered in Philadelphia, Mississippi. The Bank currently has twenty-eight banking locations in fourteen counties throughout the state of Mississippi. In addition to full service commercial banking, the Company offers mortgage loans, title insurance services through its affiliate, Title Services, LLC and a full range of Internet banking services including online banking, bill pay and cash management services for businesses. Internet services are available at the Bank web site, www.thecitizensbankphila.com. Citizens Holding Company stock is listed on the NASDAQ Global Market and is traded under the symbol CIZN. The Company’s transfer agent is American Stock Transfer & Trust Company. Investor relations information may be obtained at the corporate website, www.citizensholdingcompany.com.

Contact:

Citizens Holding Company, Philadelphia

Phillip R. Branch, 601/656-4692

Phillip.branch@thecitizensbank.bank